PUTNAM GLOBAL NATURAL RESOURCES FUND
CLASS R
DISTRIBUTION PLAN AND AGREEMENT

This Plan and Agreement (the "Plan") constitutes the Distribution Plan for the Class R shares of Putnam Global Natural Resources Fund, a Massachusetts business trust (the "Trust"), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act") and the related agreement between the Trust and Putnam Retail Management Limited Partnership ("PRM"). During the effective term of this Plan, the Trust may make payments to PRM upon the terms and conditions hereinafter set forth:

Section 1. The Trust may make payments to PRM, in the form of fees or reimbursements, to compensate PRM for services provided and expenses incurred by it in connection with the offering of the Trust's Class R shares, which may include, without limitation, the payment by PRM to investment dealers with respect to Class R shares, as set forth in the then current Prospectus or Statement of Additional Information of the Trust, and the payment of a service fee of up to 0.25% of such net asset value for the purposes of maintaining or improving services provided to shareholders by PRM and investment dealers. The amount of such payments and the purposes for which they are made shall be determined by the Qualified Trustees (as defined below). Payments under this Plan shall not exceed in any fiscal year the annual rate of 1.00% of the average net asset value of the Class R shares of the Trust, as determined at the close of each business day during the year. Such fees shall be payable for each month within 15 days after the close of such month. A majority of the Qualified Trustees may, at any time and from time to time, reduce the amount of such payments, or may suspend the operation of the Plan for such period or periods of time as they may determine.

Section 2.  This Plan shall not take effect until:

(a) it has been approved by a vote of a majority of the outstanding Class R shares of the Fund, but only if the Plan is adopted after the commencement of any public offering of the Trust's Class R shares or the sale of the Fund's Class R shares to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund or affiliated persons of such promoters;

(b) it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (i) the Trustees of the Trust, and (ii) the Qualified Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 3. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 2(b).

Section 4. PRM shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 5. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding Class R shares of the Trust.

Section 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

(a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding Class R shares of the Trust, on not more than 60 days' written notice to any other party to the agreement; and

(b) that such agreement shall terminate automatically in the event of its assignment.

Section 7. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding Class R shares of the Trust, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 2(b).

Section 8. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the term "majority of the outstanding Class R shares of the Trust" means the affirmative vote, at a duly called and held meeting of Class R shareholders of the Trust, (i) of the holders of 67% or more of the Class R shares of the Trust present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding Class R shares of the Trust entitled to vote at such meeting are present in person or by proxy, or (ii) of the holders of more than 50% of the outstanding Class R shares of the Trust entitled to vote at such meeting, whichever is less, and (c) the terms "assignment" and "interested person" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 9. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.

Executed as of November 14, 2003.

PUTNAM RETAIL MANAGEMENT                 PUTNAM GLOBAL NATURAL
LIMITED PARTNERSHIP                      RESOURCES FUND
By: PUTNAM RETAIL MANAGEMENT
GP, INC.


   /S/ Richard A. Monaghan                   /S/ Charles E. Porter
By:-----------------------                By:-----------------------
   Richard A. Monaghan                       Charles E. Porter
   President                                 Executive Vice President